Exhibit 99.1
                                Fiscal Year Ended
                                  April 30,2004

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports for year ending April 30, 2004.


SHREWSBURY, Mass., July 26,2004 /PRNewswire-FirstCall/ -- Mass Megawatts reports an increase in construction and power plant site development activity for the year ending April 30, 2004 in comparison to a year earlier. The increase in business activity resulted in a net loss for the latest fiscal year which ended on April 30, 2004 of $893,544 or 34 cents per share. In the previous year, there was a net loss of $320,513 or 15 cents per share.

Since its incorporation, Mass Megawatts had no significant revenues. However, the company successfully raised funds for adding new equipment to the Charlton Prototype and to complete a project in Blandford, Massachusetts. The Company is confident that it will maintain operations for another year.

The wind energy industry had a growth rate of at least 30% per year in the past five years and is the fastest growing segment of the $650 billion a year electricity market.

Mass Megawatts Wind Power, Inc. develops, builds, and operates state of the art wind energy power plants capitalizing on a new wind turbine design, the Multi-Axis Turbosystem (MAT). The MAT uses less material, costs less, and has smaller blades than traditional wind turbines producing clean, cost- effective wind generated power at 40


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percent less than the competition. The MAT technology allows production of electricity at less than 2.5 cents per kWh in high wind areas of at least 16 miles per hour average annual wind speed recorded 100 feet above the ground.

For more information, the web site is www.massmegawatts.com or contact the company at (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com


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